As filed with the Securities and Exchange Commission on April 24, 2025

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Applied Therapeutics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	81-3405262
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
545 Fifth Avenue, Suite 1400 New York, New York	10017
(Address of Principal Executive Offices)	(Zip Code)

2019 Equity Incentive Plan
Restricted Stock Unit Award and Option Inducement Awards
 (Full title of the plan)

Les Funtleyder
Interim Executive Officer and Chief Financial Officer
Applied Therapeutics, Inc.
545 Fifth Avenue, Suite 1400
New York, New York 10017
(212) 220-9226
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Mitchell S. Bloom

Joseph C. Theis

Goodwin Procter LLP

100 Northern Avenue

Boston, MA 02210

(617) 570-1000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large Accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Registration Statement on Form S–8 (“Registration Statement”) is being filed by Applied Therapeutics, Inc. (the “Registrant”) for the purpose of registering: (i) 3,000,000 shares of common stock, par value $0.0001 per share (the “Common Stock”), issuable pursuant to inducement awards of 500,000 restricted stock units subject to time-based vesting, 500,000 restricted stock units subject to performance-based vesting, 1,000,000 stock options subject to time-based vesting and 1,000,000 stock options subject to performance-based vesting (collectively, the “Inducement Awards”), which were granted to John Johnson on December 19, 2024, as an inducement to accept employment as the Registrant’s Executive Chairman and Chair of the Board of Directors. The Compensation Committee of the Registrant’s Board of Directors granted the Inducement Awards outside of the Registrant’s 2019 Equity Incentive Plan, as amended (the “2019 Plan”), as inducement material to Mr. Johnson entering into his employment with the Registrant in accordance with Nasdaq Listing Rule 5635(c)(4); and (ii) an additional 4,243,491 and 6,861,437 shares of Common Stock reserved for issuance under the 2019 Plan, effective January 1, 2024 and 2025, respectively. These additional securities are additional securities of the same class as other securities for which a registration statement (File No. 333-231618) on Form S-8 was filed with the Securities and Exchange Commission (the “Commission”) on May 20, 2019, a registration statement (File No. 333-255018) on Form S-8 was filed with the Commission on April 2, 2021, and a registration statement (File No. 333-270767) on Form S-8 was filed with the Commission on March 23, 2023. These additional securities have become reserved for issuance as a result of the operation of the “evergreen” provision of the 2019 Plan, which provides that the total number of securities subject to the 2019 Plan will be increased on the first day of each calendar year pursuant to specified formulas.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

The information required by Part I of Form S-8 is omitted from this filing in accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the instructions to Form S-8. The documents containing the information specified in Part I will be sent or given to the participants in the plans covered by this Registration Statement as specified by Rule 428(b)(1) under the Securities Act. In accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”) and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The Registrant hereby incorporates by reference into this Registration Statement the following documents filed by it with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”):

•
the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed with the Commission on April 15, 2024;
•
the Registrant’s Current Report on Form 8-K, filed with the Commission on February 10, 2025; and
•
the description of the Registrant’s common stock contained in its Registration Statement on Form 8-A, filed with the Commission on May 6, 2019, and any amendment or report filed for the purpose of updating such description (including the “Description of securities registered under Section 12 of the Exchange Act” included as Exhibit 4.10 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2023, filed with the SEC on March 6, 2024).

All documents filed by the Registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the filing of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing such documents, except as to specific sections of such documents as set forth therein.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not constitute a part of this Registration Statement, except as so modified or superseded.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

As permitted by Section 102 of the General Corporation Law of the State of Delaware (the “DGCL”), the Registrant has adopted provisions in its amended and restated certificate of incorporation and amended and restated bylaws that limit or eliminate the personal liability of its directors for a breach of their fiduciary duty of care as a director. The duty of care generally requires that, when acting on behalf of the corporation, directors exercise an informed business judgment based on all material information reasonably available to them. Consequently, a director will not be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for:

•
any breach of the director’s duty of loyalty to the Registrant or its stockholders;
•
any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;
•
any act related to unlawful stock repurchases, redemptions or other distributions or payment of dividends; or
•
any transaction from which the director derived an improper personal benefit.

These limitations of liability do not affect the availability of equitable remedies such as injunctive relief or rescission. The Registrant’s amended and restated certificate of incorporation also authorizes it to indemnify its officers, directors and other agents to the fullest extent permitted under Delaware law.

As permitted by Section 145 of the DGCL, the Registrant’s amended and restated bylaws provide that:

•
it may indemnify its directors, officers and employees to the fullest extent permitted by the DGCL, subject to limited exceptions;
•
it may advance expenses to its directors and executive officers in connection with a legal proceeding to the fullest extent permitted by the DGCL, subject to limited exceptions; and
•
the rights provided in its amended and restated bylaws are not exclusive.

The Registrant’s amended and restated certificate of incorporation and its amended and restated bylaws provide for the indemnification provisions described above and elsewhere herein. The Registrant has entered or will enter into, and intend to continue to enter into, separate indemnification agreements with its directors and officers that may be broader than the specific indemnification provisions contained in the DGCL. These indemnification agreements generally require the Registrant, among other things, to indemnify its officers and directors against liabilities that may arise by reason of their status or service as directors or officers, other than liabilities arising from willful misconduct. These indemnification agreements also generally require the Registrant to advance any expenses incurred by the directors or officers as a result of any proceeding against them as to which they could be indemnified. These indemnification provisions and the indemnification agreements may be sufficiently broad to permit indemnification of the Registrant’s officers and directors for liabilities, including reimbursement of expenses incurred, arising under the Securities Act.

The Registrant has purchased and currently intends to maintain insurance on behalf of each and every person who is or was a director or officer of the registrant against any loss arising from any claim asserted against him or her and incurred by him or her in any such capacity, subject to certain exclusions.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The exhibits to this Registration Statement are listed below:

Exhibit Number	Exhibit Description

4.1

Amended and Restated Certificate of Incorporation (incorporated herein by reference to Exhibit 3.1 to the Registrant’s Quarterly Report on Form 10-Q (File No. 001-38898), filed with the Commission on August 7, 2024).

4.2

Certificate of Amendment to Amended and Restated Certificate of Incorporation (incorporated herein by reference to Exhibit 3.2 to the Registrant’s Quarterly Report on Form 10-Q (File No. 001-38898), filed with the Commission on August 7, 2024).

4.3	Amended and Restated Bylaws (incorporated herein by reference to Exhibit 3.3 to the Registrant’s Annual Report on Form 10-K (File No. 001-38898), filed with the Commission on March 23, 2023).

4.4

Specimen common stock certificate (incorporated herein by reference to Exhibit 4.1 to the Registrant’s Registration Statement on Form S-1 (File No. 333-230838), filed with the Commission on April 24, 2019).

4.5

2019 Equity Incentive Plan, as amended (incorporated herein by reference to Exhibit 4.6 to the Registrant’s Registration Statement on Form S-8 (File No. 333-231618), filed with the Commission on May 20, 2019).

5.1*	Opinion of Goodwin Procter LLP.

23.1*	Consent of Ernst & Young LLP, an Independent Registered Public Accounting Firm.

23.2	Consent of Goodwin Procter LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included on the signature page to this Registration Statement).

99.1*	Restricted Stock Unit Grant Notice and Restricted Stock Unit Award Agreement by and between the Registrant and John Johnson, dated December 19, 2024.

99.2*	Stock Option Grant Notice and Option Agreement by and between the Registrant and John Johnson, dated December 19, 2024.

107*	Filing Fee Table.

*	Filed herewith.

Item 9. Undertakings.

A. The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in the Registration Statement; provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York on April 24, 2025.

Applied Therapeutics, Inc.

By: /s/ Les Funtleyder
Les Funtleyder
Interim Chief Executive Officer and Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Les Funtleyder, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agents, or any of them, or their or his or her substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-8 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ John Johnson	Executive Chairman and Director	April 24, 2025
John Johnson	(Principal Executive Officer)

/s/ Les Funtleyder	Interim Chief Executive Officer, Chief Financial Officer and Director	April 24, 2025
Les Funtleyder	(Principal Financial Officer)

/s/ Catherine Thorpe	Interim Chief Accounting Officer	April 24, 2025
Catherine Thorpe	(Principal Accounting Officer)

/s/ Stacy J. Kanter	Director	April 24, 2025
Stacy J. Kanter

/s/ Teena Lerner	Director	April 24, 2025
Teena Lerner, Ph.D.

/s/ Jay S. Skyler	Director	April 24, 2025
Jay S. Skyler, M.D., MACP